Exhibit 10.1
INTERIM CHIEF FINANCIAL OFFICER AGREEMENT

This Interim Chief Financial Officer Agreement (the “Agreement”) is between Cornerstone Building Brands, Inc. with offices at 5020 Weston Parkway, Suite 400 Cary, NC 27513 (“Company”) and Christian Storch (“Storch”) (each a “Party” and collectively the “Parties”). The effective date of this Agreement is January 26, 2026 (the “Effective Date”).
WHEREAS, Company desires to retain Storch to provide services to Company on an interim basis;
WHEREAS, for Storch to provide services to Company, Storch will come in contact with and have access to confidential information relating to the Company’s business operations;
WHEREAS, Company seeks to protect its confidential information from disclosure to Company’s competitors and to the general public; and
WHEREAS, Company and Storch want to memorialize their relationship in this Agreement.
NOW THEREFORE, in consideration for the mutual promises set forth in this Agreement, Company and Storch agree as follows:
1.Employment. On the Effective Date, Storch will begin his interim employment with Company in a transition role.
2.Duties and Authority. Beginning on February 6, 2026, and continuing to the Termination Date (as defined in Paragraph 3 below), Storch shall serve as the Interim Chief Financial Officer of the Company, with those authorities, duties and responsibilities customary to that position. Storch shall use his best efforts, including the highest standards of professional competence and integrity, and shall devote substantially all of his business time and effort in and to his interim employment with the Company. Storch shall not engage in any other business activity which would conflict with the rendition of his services hereunder. Storch may hold directorships or related positions in charitable, educational, for profit, or not-for profit organizations to the extent expressly approved by the Board of Directors, and make passive investments, which do not unreasonably interfere with Storch’s day-to-day performance of his duties on behalf of the Company.
3.Term and Termination.
a)The term of this Agreement shall begin on the Effective Date and continue until terminated by either party as provided herein (the “Term”).
b)This Agreement may be terminated for any reason by either party by giving written notice thirty (30) days before the effective date of termination (the “Termination Date”).
c)Following notice of termination by either party, Company shall pay Storch through the Termination Date so long as Storch continues to provide the services in good faith up to the Termination Date. Storch acknowledges and agrees that Storch shall not be entitled to any other payments or compensation of any kind or character upon termination of this Agreement except as expressly set forth in this Agreement.

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4.Base Salary. Company shall pay Storch $41,666.67 per month, less applicable taxes and withholdings, in accordance with Company’s normal payroll procedures. The payment for the first month will be prorated to reflect the number of days Storch provided services to the Company in the first month.
5.Bonus.    Storch will have a target annual bonus opportunity equal to 90% of the total earned by Storch (under Paragraph 4 above) during the year preceding payment of such bonus (the “Target Bonus”). Storch will participate under the bonus plan (the “Bonus Plan”) that is adopted for senior executives of the Company. The Target Bonus, if any, paid to Storch pursuant to the Bonus Plan shall be paid after the end of the fiscal year of the Company at the same time as bonuses are paid to other participants, but no later than March 15 of the following calendar year.
a)Storch is only entitled to the salary and Target Bonus outlined in Paragraphs 4 and 5 and is not entitled to any other benefits or compensation of any kind. Storch is eligible to participate in the benefit programs offered by the Company to its employees.
b)Expenses
i.Storch will bill incurred out-of-pocket expenses for business related items and will provide documentation of such as expenses. Storch agrees to abide by Company’s travel policies. Any expenses that may arise, such as travel at the request of Company, will be approved by Company prior to being incurred by Storch.
ii.Any additional expenses that may arise will be approved by Company prior to being incurred by Storch.
6.Confidential Information. Confidential information shall mean information relating to Company’s business operations, including but not limited to its finances, customers, vendors, and business practices (the “Confidential Information”). Confidential Information shall not include:
a)Information that was independently developed by Storch without the use of or reference to the Confidential Information; or
b)Information that was publicly released by the requirement of a government agency or court of law.
7.Non-Disclosure of Confidential Information. Storch recognizes that through Storch’s relationship with Company, Storch will have access to Company’s Confidential Information. Storch acknowledges that Company’s Confidential Information is not known outside the Company, and that Company has spent significant resources to acquire and develop the Confidential Information, and that Company has taken significant steps to ensure that Company’s Confidential Information remains confidential.
a)Storch acknowledges that Company’s Confidential Information is unique to Company; that Confidential Information gives Company a competitive advantage in the marketplace; and that if Company’s competitors had access to

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Company’s Confidential Information, Company would lose its competitive advantage in the marketplace.
b)Storch acknowledges that Company’s Confidential Information is a substantial part of Company’s good will, and that disclosure of Company’s Confidential Information without Company’s express authorization is damaging to Company’s good will.
c)Storch acknowledges that Storch in some cases will be Company’s primary or sole point of communication with Company’s customers.
d)Storch acknowledges that access to Company’s Confidential Information is necessary for Storch to perform Storch’s job duties to Company.
e)Storch shall not use or disclose any Confidential Information without first obtaining Company’s written authorization. Storch shall take all steps necessary to maintain the confidentiality of Company’s Confidential Information.
f)Upon the termination of Storch’s relationship with Company for any reason, Storch shall immediately return to Company any documents, electronic files, or any other format that contains Confidential Information, and certify to Company that he has not retained any copies of any Confidential Information in any format.
8.Restrictions on Storch’s Activities. Storch acknowledges that certain restrictions on Storch’s business activities are necessary to protect Company’s Confidential Information. During the term of Storch’s employment relationship with Company and for one (1) year after Storch’s employment relationship with Company ends, regardless of the reason, Storch shall not:
a)Communicate with any customer or prospective customer that Storch learned about because of Storch’s relationship with Company for the purpose of engaging in any transaction that is the same or substantially the same as the transactions that Storch worked on during Storch’s relationship with Company;
b)Communicate with any customer, prospective customer, vendor, supplier, or current employee of Company for the purpose of encouraging or suggesting, directly or indirectly, that the customer, prospective customer, vendor, supplier or employee terminate a relationship with Company, or not enter a relationship with Company, as the case may be; and
c)Communicate with any person or entity for the purpose of assisting or advising, directly or indirectly, any person or entity to breach any obligations the person or entity has or may have to Company.
Storch acknowledges that protection of Company’s Confidential Information, goodwill, and business relationships are legitimate business interests of Company, and that the foregoing restrictions on Storch’s activities during and for one (1) year after Storch’s relationship with Company are reasonable, necessary, and are no greater than necessary to protect Company’s Confidential Information and goodwill.

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Storch agrees not to use the Confidential Information in any way, except for the purpose of performing services for Company pursuant to this Agreement.

9.Storch’s Obligations to Protect Confidential Information.
a)Storch agrees to use best efforts to prevent and protect the Confidential Information, or any part thereof, from disclosure to any person or entity other than the Company’s employees or contractors authorized to access the Confidential Information.
b)Storch agrees to take all steps necessary to safeguard and protect the secrecy of the Confidential Information, and to prevent the Confidential Information from falling into the public domain or into the possession of unauthorized persons.
10.Ownership of Confidential Information. Storch acknowledges and agrees that Company shall solely and exclusively own and retain all right, title, and interest in and to all Confidential Information. Storch hereby agrees to and assigns to Company all right, title, and interest that Storch may have or may hereafter acquire in all Confidential Information, including all intellectual property rights therein.

11.Indemnification. The Company will indemnify Storch in respect of Storch’s services to the Company and its affiliates to the same extent as all other directors and executive officers of the Company and its affiliates, provided that, for avoidance of doubt, such indemnification shall not apply to a dispute between the Company and Storch in respect of Storch or his compensation. This indemnification does not limit any other rights to which Storch may be entitled under the articles of incorporation, charter, bylaws, or the regulations of the Company or any affiliate, and will continue as to Storch after he has ceased to be a director or officer.  Storch will additionally be a covered insured under any director or officer insurance maintained by the Company and its affiliates in respect of such service.

12.Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be modified, amended, or reformed by the tribunal conducting such proceeding for the purposes of best effectuating the purposes of this Agreement and as needed to be reasonable and enforceable under applicable law.

13.Modification. To the extent that any of the provisions of this Agreement, or any word, phrase, clause, or sentence in it shall be found to be illegal or unenforceable for any reason, such provision, word, clause, phrase or sentence shall be modified or deleted in such a manner so as to make the Agreement as modified legal and enforceable under applicable laws, and the balance of the Agreement or parts thereof shall construed as severable and independent and not be affected thereby.

14.Governing Law/Forum Selection. This Agreement shall be governed by and construed under the laws of the State of North Carolina applicable to contracts to be executed and performed in the State of North Carolina. The Parties agree to submit to the jurisdiction of the State of North Carolina and that any dispute arising out of this Agreement or Employee’s employment shall be litigated in Wake County, North Carolina.

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15.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes and all of which taken together shall constitute but one and the same instrument. It is not necessary that each party hereto execute the same counterpart.

16.Binding Effect. Subject to the restrictions contained herein, this Agreement shall be binding on and inure to the benefit of the Parties, and their respective heirs, personal representatives, successors and assigns, and the Parties agree for themselves and their heirs, personal representatives, successors and assigns, to execute any instruments in writing which may be necessary or proper in carrying out the purposes of this Agreement.

17.Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matters contained herein and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the Parties with respect to such subject matters.

18.Attorneys’ Fees. In the event that a court of competent jurisdiction determines that a Party breached the terms of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and expenses in connection with having to enforce the terms of this Agreement.

19.Representations Regarding Ability to Enter Agreement. Each Party represents and warrants to the other Party that: there are no agreements or arrangements that would be breached upon the respective Party’s execution or performance of this Agreement or that would restrict, interfere or conflict with the respective Party’s obligations under this Agreement; each Party has the right, power and authority to enter into this Agreement and perform its obligations as set forth herein; and each Party shall at all times be in compliance with all applicable laws, rules and regulations with respect to this Agreement.

20.No Joint Venture/Partnership/Employment Relationship. Nothing contained in this Agreement will be construed as creating a joint venture, partnership or employment relationship between the Parties hereto, nor will either Party have the right, power or authority to create any obligation or duty, express or implied, on behalf of the other.

21.Survival. The above sections regarding confidentiality, nondisclosure, and restrictions on Storch’s activities during the Term and thereafter shall survive the expiration or any termination of this Agreement for whatever reason.
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IN WITNESS WHEREOF, the parties have executed this agreement on the date first written above.

STORCH:

By:	/s/ Christian Storch
Christian Storch

Date:	January 17, 2026

COMPANY:

Cornerstone Building Brands, Inc.

By:	/s/ Gunner Smith
Gunner Smith
Chief Executive Officer

Date:	January 21, 2026

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